EXHIBIT 99.1
Unrivaled Brands Reports First Quarter 2023 Preliminary Financial Results

Reports Preliminary Revenue of $8.7 Million and Preliminary Gross Margin of 48%

SANTA ANA, Calif., April 25, 2023 (GLOBE NEWSWIRE) -- Unrivaled Brands, Inc. (OTCQB: UNRV) ("Unrivaled" or the "Company"), a cannabis company with operations throughout California, today reported preliminary financial results for its first quarter 2023 ending March 31, 2023.

Preliminary First Quarter 2023 Highlights:

•Revenue for the quarter ended March 31, 2023 was $8.7 million as compared to $8.7 million during the prior quarter ended December 31, 2022. Revenue for the quarter ended March 31, 2023 was primarily from our three retail stores and our cultivation facility.
•While revenues for the quarter ended March 31, 2023 remained consistent quarter-over-quarter, gross margin for the quarter ended March 31, 2023 increased to 48% as compared to 44% during the prior quarter ended December 31, 2022, and up from 31% from the quarter ended March 31, 2022.
•In February 2023, the Company held a grand re-opening for its Blüm San Leandro store and revenues continue to grow as we reconnect with customers.
•During the fiscal first quarter, the Company entered into a binding term sheet to resolve outstanding litigation with People’s California, LLC, subject to final documentation, staying all pending litigation and restructuring debt.
•During the fiscal first quarter, the Company entered into a binding settlement term sheet to settle approximately $3.3 million of indebtedness to certain noteholders of the Company.
•As of March 31, 2023, the Company had 153 employees, a reduction from 185 employees a year ago.

Sabas Carrillo, Unrivaled’s Chief Executive Officer stated, “Despite the California legal cannabis market experiencing a slight decrease in revenue of approximately 4% compared to the prior quarter ended December 31, 2022, we managed to maintain our revenues while increasing our gross margin by 4%. I am proud of our team who managed to outpace the California legal cannabis market while also strengthening our company-wide culture and continuing to work through a difficult major reorganization. Despite the market challenges, we re-opened our Blüm San Leandro store with the help of our partners, Brick City Productions, implemented a new ERP and a customer loyalty program, and settled additional notes and significant litigation. Our progress during the last six months would not have been possible without the support and concessions of our vendors, creditors, and noteholders who worked with us during our restructuring efforts. Thank you for working with us during these difficult times. Despite the challenges, we are grateful for your help and commitment, especially as the industry faces regulatory and economic headwinds.”

While substantial progress has been made, there remain significant risk factors previously disclosed in public disclosures including remaining litigation, completing settlement documents related to stayed litigation, substantial debt still outstanding, and unfavorable market and regulatory conditions, any of which have the potential to derail our progress.

The preliminary financial results in this press release are estimates. They are unaudited and are subject to change upon completion of the Company’s financial statement closing procedures. These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles. Accordingly, you should not place undue reliance on this preliminary data. The preliminary financial data has been prepared by, and is the responsibility of, our management. Marcum LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect thereto.

About Unrivaled Brands

Unrivaled is a cannabis company with operations in California. Unrivaled operates four dispensaries and direct-to-consumer delivery, a cultivation facility, and is home to Korova, known for its high potency products across multiple product categories.

For more info, please visit: https://unrivaledbrands.com.

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on the Company’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the combination, will be more fully discussed in the Company’s reports with the SEC. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to the Company as of the date of this release. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.

Contact:
Jason Assad
LR Advisors LLC.
jassad@unrivaledbrands.com
678-570-6791

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